Exhibit 10.26

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), dated as of March 8, 2019 is made by and between Inovio Pharmaceuticals, Inc., a Delaware corporation having offices at 660 W. Germantown Pike, Suite 110, Plymouth Meeting, PA 19462 (the “Company”), and Jacqueline E. Shea, Ph.D. (“Executive”).
RECITALS
WHEREAS, the Company desires to employee Executive and to have the benefit of her skills and services, and the Executive desires to accept employment with the Company on the terms and conditions set for herein; and
WHEREAS, as a condition to her employment by the Company, Executive agrees to execute and shall be bound by the terms and conditions of the Employee Non-Disclosure, Inventions, Non-Competition, and Non-Solicitation Agreement (the “Proprietary Information Agreement”) attached hereto collectively as Exhibit A.
NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and in the Proprietary Information Agreement, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:
1.    Employment; Term.
a.The Company hereby agrees to employ Executive as Ex. Vice President, and COO, and Executive hereby agrees to accept such employment with the Company in accordance with the terms and conditions of this Agreement.
b.The “Term” of this Agreement shall commence on the date hereof (the
“Commencement Date”) and shall continue in effect until terminated as provided in Section 7 below.
2.    Position and Duties.
a. Executive shall serve as Exec VP and COO and shall report to Dr. J. Joseph Kim, Ph.D., or such other executive officer as is designated by the Company or the Board of Directors (the “Board”). Executive shall perform such duties and responsibilities as are normally related to such position, and such other duties as may, from time to time, be assigned to Executive by the Company or the Board. Executive shall perform Executive’s duties from the Company’s office located Plymouth Meeting, PA, and will travel as reasonably necessary to perform Executive’s duties under this Agreement..
b.Executive shall faithfully devote her full business/working time, attention and energy to the business and affairs of the Company and the performance of her duties hereunder and to use reasonable efforts to perform such responsibilities faithfully and efficiently.

c.Without limiting the generality of the foregoing paragraph, during the Term, upon prior written consent of the Chief Executive Officer of the Company, Executive shall be permitted to serve on other Boards of Directors, professional associations and otherwise be involved with any family business or trust to the extent that, in the reasonable judgment of the Chief Executive Officer, such other business pursuits and activity do not materially (i) interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company, whether or not such activity is pursued for gain, profit or other pecuniary advantage, or (ii) cause Executive to violate any provision of the Proprietary Information Agreement or the Confidentiality Agreement.

d.No Guaranty of Employment. This Agreement does not constitute a guarantee of continued employment but instead provides for certain rights and benefits for the Executive during Executive’s employment with the Company, and in the event such employment with the Company terminates under circumstances described herein. The employment of Executive shall be “at will” at all times. The Company or Executive may terminate Executive’s employment with the Company at any time, without any advance notice (except as provided below), for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.
3.    Compensation.
a.Executive shall be entitled to receive as compensation for her employment a base annual salary at a rate of $400,000 per annum (the “Base Salary”), which shall be paid to Executive by the Company or any of its affiliates in accordance with the Company’s standard payroll practices, as in effect from time to time.
b.Increases in the Base Salary shall be reviewed annually by the Company's Board of Directors (the “Board”) or it’s Compensation Committee during the Term, and any such increases will be at the Board's or Compensation Committee's sole discretion and will otherwise be consistent with the Company's annual policies and budget for payroll increases.
4.    Bonus.
During the Term, Executive shall be eligible to receive an incentive cash bonus up to the amount, based upon the criteria, and payable at such times, as may be determined by the Board or its Compensation Committee. The amount shall be determined by the Board or Compensation Committee, in its sole and absolute discretion, which shall be binding and final, and shall be paid in a one-time lump sum payment (less payroll taxes). To the extent that such cash bonus is to be determined in light of financial performance during a specified fiscal period and the Agreement commences on a date after the start of such fiscal period, any cash bonus payable in respect of such fiscal period's results may be prorated. In addition, if the period of Executive’s employment hereunder expires before the end of a fiscal period, and if Executive is eligible to receive a cash bonus at such time (such eligibility being subject to the restrictions set forth in Section 7 below), any cash bonus payable in respect of such fiscal period’s results may be prorated. Notwithstanding the foregoing, all bonuses on account a particular year shall be paid on or before March 15th of the following year.

5.    Benefits; Stock Options.
In addition to the salary and cash bonus referred to above, Executive shall be entitled during the Term to participate in such employee benefits plans or programs of the Company, and shall be entitled to such other fringe benefits, as are from time to time adopted by the Board and made available by the Company generally to employees of Executive's position, tenure, salary, and other qualifications. Without limiting the generality of the foregoing, Executive shall be eligible for such awards and benefits, if any, under the Company's employee benefits plans or programs as shall be granted to Executive in the sole discretion of the Board or its Compensation Committee and as shall be provided pursuant to the terms of the plans or programs. Executive acknowledges and agrees that the Company does not guarantee the adoption or continuance of any particular employee benefits plan or program or other fringe benefits during the Term, and participation by Executive in any such plan or program shall be subject to the rules and regulations applicable thereto.

6.Expenses.
The Company will reimburse Executive, in accordance with the practices in effect from time to time for other officers or staff personnel of the Company, for all reasonable and necessary business and traveling expenses and other disbursements incurred by Executive for or on behalf of the Company in the performance of Executive’s duties hereunder, upon presentation by Executive to the Company of appropriate vouchers and supporting documentation. All reimbursements provided under this Agreement shall be made in accordance with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s employment, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

7.Termination.

Executive’s employment by the Company pursuant hereto is subject to termination as follows:

a.Death or Disability. Executive’s employment shall be deemed to terminate automatically on the date of Executive’s death, and the Company may by written notice to Executive terminate Executive’s employment on account of her Total Disability effective as of the date of such notice. For purposes hereof, Executive shall be deemed to experience a “Total Disability” if Executive either: is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under any group disability or accident and health plan covering Executive. In the event of any dispute under this Section 7(a), Executive shall submit to al physical examination by a licensed physician mutually satisfactory to the Company and Executive, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative. In the case of a Total Disability, until the Company shall have terminated Executive’s employment hereunder in accordance with the foregoing, Executive shall be entitled to receive compensation provided for herein notwithstanding any such Total Disability. In the event of the termination of Executive’s employment on account of her death or Total Disability, neither Executive nor her personal representative will have any rights or claims against the Company under this Agreement except as follows:

(i)Executive (or her estate or representative, as applicable) shall be paid (A) any unpaid portion of her Base Salary computed on a pro rata basis through the date of her termination and (B) any unreimbursed expenses;

(ii)All other of Executive's accrued but unpaid rights shall be as determined under any incentive compensation, stock option, retirement, employee welfare or other employee benefits plan or program of the Company in which Executive is then participating at the time of her termination; and

(iii)in the case of Executive’s Total Disability only, (A) the Company shall continue Executive’s medical benefits coverage existing at the time of her termination for as long as permissible under the Company’s health benefits policies (not to exceed 60 days) and the Company further agrees to pay Executive’s COBRA premiums for twelve months thereafter, with such premiums to provide for coverage at the same level and subject to the same terms and conditions (including, without limitation, any applicable co-pay obligations of Executive, but excluding any applicable tax consequences for Executive) as in effect for Executive at the time of termination, and (B) Executive shall further receive a lump-sum payment, within 30 days after the effective date of termination, equal to the aggregate amount of Executive’s Base Salary as in effect immediately prior to such termination that would be payable over a period of twelve months following the effective date of such termination.
b.Involuntary Termination for Cause. In the event the Company terminates
Executive’s employment for Cause (as such term is defined below), such termination shall be effective immediately upon notice thereof, in which case Executive will have no rights or claims against the Company under this Agreement except as follows:
(i)Executive shall be paid (A) any unpaid portion of her Base Salary computed on a pro rata basis through the date of her termination and (B) any unreimbursed expenses; and
(ii)All other of Executive's accrued but unpaid rights shall be as determined under any incentive compensation, stock option, retirement, employee welfare or other employee benefits plan and program of the Company in which Executive is then participating at the time of her termination.
“Cause” shall mean: (1) conviction of Executive of any felony; (2) participation by Executive in any fraud or act of dishonesty against the Company; (3) material violation by Executive of (i) any contract between the Company and Executive, or (ii) any statutory, contractual or common law duty of Executive to the Company; (4) conduct of Executive that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates Executive’s gross unfitness to serve; or (5) the continued, willful refusal or failure by Executive to follow the instructions of or perform any material duties reasonably requested by the Board or the Chief Executive Officer that are not illegal.

c.Involuntary Termination Without Cause. The Company may terminate
Executive’s employment, other than on account of death, Total Disability or for Cause, on 30 days’ prior written notice, in which case Executive will have no rights or claims against the Company under this Agreement except as follows:
(i)Executive (or her estate or representative, as applicable) shall be paid (A) any unpaid portion of her Base Salary computed on a pro rata basis through the date of her termination, and (B) any unreimbursed expenses;
(ii)All other of Executive's accrued but unpaid rights shall be as determined under any incentive compensation, stock option, retirement, employee welfare or other employee benefits plan and program of the Company in which Executive is then participating at the time of her termination;
(iii)Executive shall receive severance payments in the amount of twelve (12) months’ of Executive’s Base Salary (as in effect immediately prior to such termination) which will be payable on the date specified in Section 7(h).

(iv)The Company shall pay Executive's COBRA premiums for twelve (12) months thereafter, with such premiums to provide for coverage at substantially the same level and subject to the same terms and conditions (including, without limitation, any applicable co-pay obligations of Executive, but excluding any applicable tax consequences for Executive) as in effect for Executive at the time of termination, provided that Executive timely elects COBRA continuation coverage.
d.Voluntary Termination For Good Reason. Executive may terminate her employment for good reason (“Termination For Good Reason”) by providing 30 days’ prior written notice to the Company of a breach constituting Good Reason, which notice shall be provided within 45 days after the initial existence of the breach, and further provided that such breach is not cured in all material respects to the reasonable satisfaction of Executive within 30 days after such notice. In the event of Termination for Good Reason, Executive shall be entitled to receive the payments and other rights provided in Section 7(c) hereof. For purposes of this Agreement, termination for “Good Reason” shall mean voluntary termination by Executive of her employment with the Company based on one of the following events:
(i)the material diminution in Executive’s position, title, responsibilities or authority from those in effect at the Commencement Date; provided, however, that a material diminution shall not be deemed to have occurred upon a change of control of the Company solely by virtue of the Company's having been acquired and made part of a larger organization;
(ii)a relocation of Executive’s principal executive offices more than fifty miles from its location at the Commencement Date; or
(iii)the breach by the Company of any of its material obligations under this Agreement;

e.Other Voluntary Termination. Executive may otherwise terminate her employment without Good Reason upon 30 days’ prior written notice to the Company, in which case Executive (or her estate or representative, as applicable) shall be paid (A) any unpaid portion of her Base Salary on a pro rata basis through the date of the termination, and (B) any unreimbursed expenses.
f.Forfeiture of Rights. In the event that, subsequent to the termination of Executive’s employment hereunder, Executive breaches any of the provisions of the Proprietary Information Agreement in any material respect, all payments and benefits to which Executive may otherwise have been entitled to pursuant to this Section 7 hereof shall immediately terminate and be forfeited.
g.Release. Executive shall not be entitled to any compensation under this Section 7 unless Executive executes and delivers to the Company a Separation of Employment Agreement and General Release (the “Release”) in form and substance satisfactory to the Company, by which Executive releases the Company from any obligations and liabilities of any type whatsoever, except for the Company’s obligation to provide the compensation and benefits specified in this Section 7. The parties hereto acknowledge that the payments to be provided under this Section 7 are to be provided in consideration for the Release.
(i)Executive shall execute and return the Release to the Company within the maximum period of time specified within the Release for its execution and return; provided, however, in no event shall that date be more than sixty (60) days following Executive’s termination of employment. If the Executive fails to return an executed Release within the earlier of the foregoing dates, the Executive shall forfeit all amounts that would have been payable to her pursuant to this Section 7 whose payment was contingent upon execution of a Release of claims.
(ii)If the Executive executes and returns the Release to the Company within the foregoing periods, then the amounts described in this Section 7 that would be payable to Executive in a single sum shall be payable to executive on the seventy-fourth (74th) day following her termination of employment.
8.Remedies.
In addition to other remedies provided by law or equity, upon a breach by Executive of any of the covenants contained herein or in the Proprietary Information Agreement, the Company shall be entitled to have a court of competent jurisdiction enter an injunction against Executive enjoining Executive and prohibiting any further breach of the covenants contained herein. Executive acknowledges that a breach or threatened breach by Executive of the provisions of this Agreement will cause irreparable damage to the Company because Executive’s services to be performed hereunder are of a unique, special and extraordinary character. Thus, the Company shall be entitled to injunctive relief without the necessity of proving actual damages and the Company shall not be required to post a bond or other security in support of such injunctive relief.
9.Arbitration.
Any claim, dispute or controversy arising out of or in connection with Executive’s employment by the Company, her separation from the Company, this Agreement, or any breach thereof, shall be arbitrated by the parties before a sole neutral arbitrator (who shall be a retired superior court judge)

conducted by the AAA or any other nationally or locally recognized alternative dispute resolution organization in accordance with the Arbitration Rules and Mediator Procedures of the American Arbitration Association then in effect. A copy of these rules may be obtained from the AAA website, https://www.adr.org/sites/default/files/Employment%20Rules.pdf. The claims subject to mandatory arbitration under the terms of this agreement include, but are not limited to, claims that have been or could be asserted under: (a) any law, statute, or constitution, or based on contract, or in tort, or based on common law; and (b) any and all Claims based on or arising under any civil rights laws, labor laws and/or employment laws including, but not limited to, the civil rights laws, labor laws and/or employment laws of any state, municipality or jurisdiction, including, but not limited to, Title VII of the Civil Rights act of 1964, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Age Discrimination in Employment Act, including the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, 42 U.S.C. § 1981, the Fair Labor Standards Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, or California Constitution; (c) any other federal, state or local law, constitution, regulation, ordinance, decision or common law claim concerning employment discrimination or termination of employment; (d) any and all claims for personal injury, emotional distress, libel, slander, defamation, and other physical, economic, or emotional injury; and (e) all claims for attorney’s fees and costs.
The arbitrator shall have the authority to order discovery sufficient for both parties to adequately arbitrate any and all claim(s) and defense(s) at issue. Such discovery shall include access to relevant documents and witnesses, but shall not have the authority to add to, detract from or modify any provision hereof nor to award damages or other remedies not otherwise available under statue(s), contract(s) or common law relevant to the claim(s) and defense(s) at issue. Following the close of all evidence at the conclusion of the arbitration hearing, the neutral arbitrator shall issue a written award that reveals his or her essential findings and conclusions. The neutral arbitrator’s decision shall be final and binding. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own attorney’s fees and costs unless such fees are awarded as a measure of damages under the applicable contract or statute at issue. Such arbitration shall take place in San Diego, California at a location and date mutually agreeable to the parties. The parties hereto consent to the jurisdiction of the state and federal courts located in the State of California with respect to any action arising under this Agreement. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 8 hereof, from any court of competent jurisdiction, without the need to resort to arbitration.
10.Assignment; Binding Nature.
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to the successor of the Company or its business if the assignee or transferee assumes all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. If any such successor of the Company or its business does not agree to so assume such liabilities, obligations and duties, Executive may immediately resign, which shall be deemed a Termination For Good Reason under the provisions of this Agreement.

No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive's rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided or permitted hereunder.
11.Notice.
Any notice which a party is required or may desire to give pursuant to this Agreement shall be given in writing by personal delivery, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, at the following addresses:
If to the Company:
Inovio Pharmaceuticals, Inc.
1787 Sentry Parkway West
Building 18, Suite 400
Blue Bell, PA 19422
Attention: Chief Executive Officer
If to Executive:
Jacqueline E. Shea Ph.D.
Any notice personally delivered shall be deemed received when given, or if given by overnight courier shall be deemed received on the next business day and any notice mailed shall be deemed received on the third business day thereafter.
12.Entire Agreement.
This Agreement and the Proprietary Information Agreement (Exhibit A) constitute the complete agreements and understandings between the Company and Executive concerning Executive’s employment by the Company, and supersede any and all previous agreements or understandings concerning such employment, whether written or oral, between Executive and the Company.
13.Modification.
This Agreement may only be amended or superseded by a written document signed by Executive and by the CEO of the Company.
14.Waiver.
Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive and the Chief Executive Officer or other duly authorized officer of the Company.

15.Section 409A.
All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible.   Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A.   The severance amounts described in this Agreement shall be paid only upon the occurrence of an involuntary “separation from service,” as defined in Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while the Employee is a “specified employee” (as defined by Section 409A), and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Employee’s estate following the Employee’s death.  “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, the Employee’s “separation from service” as defined by Section 409A.  If any payment subject to Section 409A is contingent on the delivery of a release by Employee and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement or the Plan shall be construed as a guarantee of any particular tax treatment to the Employee.  The Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Code section 409A.
In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in Executive being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary to the Executive and shall not result in any additional cost to the Company, unless it agrees otherwise to incur such cost, and shall be reasonably determined in good faith by the Company and Executive.
16.Invalidity of Any Provision.
If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and permitted by the law, effect shall be given to the intent manifested by the portion held invalid or inoperative.
17.Applicable Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflict of laws thereof.

18.Counterparts.
This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.
19.Headings.
The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
20.Binding Effect.
The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties thereto.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.
INOVIO PHARMACEUTICALS, INC.

By:/s/ J. Joseph Kim
Name: J. Joseph Kim, Ph.D.
Title: President and CEO

EXECUTIVE

/s/ Jacqueline E. Shea
Jacqueline E. Shea, Ph.D.
Date: March 11, 2019

32129851.4